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                                                                   Exhibit 10.27


                               (EDDIE BAUER LOGO)



                           2006 ANNUAL INCENTIVE PLAN
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PLAN PURPOSE

The 2006 Incentive Plan is designed to encourage and reward all eligible associates of Eddie Bauer Holdings, Inc. (and its subsidiaries) for their contribution to the Company's success and for their individual performance. This Plan replaces any previous incentive plan for the Plan Period.

PLAN PERIOD

The Plan Period is fiscal 2006 (January 1, 2006 through December 30, 2006)

PERFORMANCE MEASURES

The performance measures consist of two, weighted components:

For associates, other than in the Licensing or International divisions:

-     Overall company financial performance

      -     Net Sales (Sales less returns)

      - Company EBITDA (earnings before interest taxes depreciation and amortization)

-     Your individual performance

For associates in the Licensing and International divisions:

-     Financial performance

      -     Divisional Royalties

      - Company EBITDA (earnings before interest taxes depreciation and amortization)

-     Your individual performance

      FINANCIAL PERFORMANCE

      Net sales (or royalties) and EBITDA are combined into a Financial Matrix for one overall score. For example, in the matrix on the following page, if both net sales and EBITDA reach 100% of target, the financial performance portion of an associate's payout would be 100%.

      Net sales and EBITDA are weighted in the Financial Matrix as follows:

      - Fifty percent of the Financial Matrix will be determined based upon Eddie Bauer Holdings, Inc.'s Net Sales targets for the plan period as defined by the CEO and the Board of Directors.

            - For International and Licensing, 50% of the Financial Matrix will be determined based on the Royalties received by each such division.

      - Fifty percent of the Financial Matrix will be determined based upon Eddie Bauer Holdings, Inc.'s EBITDA targets for the plan period, as defined by the CEO and the Board of Directors.

The minimum financial performance targets must be achieved in BOTH Net Sales (or Divisional Royalties) and EBITDA for ANY amounts to be payable under this Plan.


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                                FINANCIAL MATRIX

NET SALES/ROYALTIES
    (% OF PLAN)
    -----------
     > 115%            0%     112.5%    125.0%    137.5%    150.0%    162.5%    175.0%
       115%            0%     100.0%    112.5%    125.0%    137.5%    150.0%    162.5%
       107%            0%      87.5%    100.0%    112.5%    125.0%    137.5%    150.0%
       100%            0%      75.0%     87.5%    100.0%    112.5%    125.0%    137.5%
        99%            0%      62.5%     75.0%     87.5%    100.0%    112.5%    125.0%
        98%            0%      50.0%     62.5%     75.0%     87.5%    100.0%    112.5%
       <98%            0%         0%        0%        0%        0%        0%        0%

                      <94%      94%       97%      100%      110%      120%     > 120%

                                             EBITDA (% OF PLAN)

      INDIVIDUAL PERFORMANCE

      Individual performance is based upon the associate's performance rating from the 2006 performance evaluation process.

PERFORMANCE WEIGHTING

The Financial Matrix and individual performance measures are weighted differently depending on level.

                                                         FINANCIAL MATRIX
                                                            Net Sales          INDIVIDUAL
LEVEL                                                  (Royalties)/EBITDA      PERFORMANCE     TOTAL
-----                                                  ------------------      -----------     -----
President, CEO & Senior Vice Presidents                        100%                N/A          100%
Divisional Vice Presidents & Vice Presidents                    80%                20%          100%
Managers, Group Managers & Directors                            67%                33%          100%
Individual contributors, Nonexempt & Exempt staff               50%                50%          100%

INCENTIVE TARGET

A participant's Incentive Target is based upon the incentive percentage of his or her current position. (If you don't know your Incentive Target, please ask your Manager.)

INCENTIVE PAYOUT POTENTIAL

- The Financial Matrix can pay from 50% to 175% of the portion of an associate's Incentive Target attributable to the Financial Matrix based upon actual performance achieved.


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-     Individual performance can pay from 50% to 150% of the portion of an associate's Incentive Target attributable to individual performance based upon his or her performance rating from the 2006 performance evaluation process.

CALCULATION EXAMPLE

Assume an associate's salary at the end of the Plan Period is $40,000 with a 3% Incentive Target. Their potential payout is as follows:

-     Salary x incentive target = payout potential
      $40,000 x 3% = $1,200

Further assume the associate is in the "Individual contributor, Nonexempt and Exempt Staff" category; therefore, their incentive is weighted as follows:

- 50% financial performance + 50% individual performance = payout potential $600 financial performance + $600 individual performance = $1,200

Finally, assume that the financial performance reached 112.5% (110% EBITDA and 100% net sales achievement) and the associate's performance score warranted 100% of the Individual Performance payout:

-     Financial performance is $600 x 112.5% = $675

-     Individual performance is $600 x 100% = $600

-     Total incentive is $675+ $600 = $1,275

ELIGIBILITY

Associates are eligible to participate in the 2006 incentive plan if they meet the following criteria:

      ACTIVE ASSOCIATES:

      - Associates must be hired or promoted to an eligible position on or before October 2, 2006

            - If hired or promoted to an eligible position after January 1, 2006 and on or before October 2, 2006, they will be eligible to receive a prorated payout based upon their actual time in position.

            - If hired or promoted to an eligible position on or before January 1, 2006, the associate will be eligible to receive a full payout for this incentive Plan Period.

      - Associates who were in different incentive level positions during the Plan Period will be eligible for a total payment using the payout calculation that will give credit for the time in each position and at each salary level.

      - Associates on a performance action plan at the end of the Plan Period will not be eligible to receive ANY portion of their incentive.

      SEPARATED ASSOCIATES:

      - Retirement or Voluntary Separation. Associates who retire or voluntarily separate prior to the payout date will not receive an incentive plan payment.

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      -     Involuntary Termination. An associate who is Involuntarily
            Terminated (other than for Misconduct) after December 30, 2006 but prior to the payout date may be eligible to receive, at the sole discretion of the Company, the financial performance portion of the incentive payout, if earned. Such incentive payout, if any, will be payable at the time they are made to other eligible associates. Associates terminated for Misconduct are not eligible for payouts under the Plan.

      - Death or Incapacity. Associates who are separated due to death or Incapacity after December 30, 2006 but prior to the payout date may be eligible to receive, at the sole discretion of the Company, the financial portion of the incentive payout, if earned. Such incentive payout, if any, will be payable at the time they are made to other eligible associates.

ELIGIBLE INCOME

- Exempt Associates. For exempt associates, incentive payouts will be calculated using Base Salary as of the last day of the Plan Period (December 30, 2006), unless the associate was in different incentive level positions during the Plan Period. They will be eligible for a total payment using the payout calculation that will give credit for the time in each position and at each salary level.

- Nonexempt Associates. For nonexempt associates, Incentive Payouts will be calculated using earnings during the Plan Period excluding any incentives or bonuses paid.

- Leaves of Absence. The incentive payment will be pro-rated for any approved leave of absence lasting more than twelve weeks.

PAYOUT

The Incentive Payout is determined by the Compensation Committee of the Board of Directors after the close of the Plan Period and completion of the 2006 performance evaluation process. The payout, if any, will occur as soon as administratively feasible after the close of the Plan Period and completion of the 2006 performance evaluation process.

AMENDMENT AND TERMINATION OF THE PLAN

The Compensation Committee reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at any time without advance notice to or prior approval of the plan participants and without any obligation to make any payments hereunder.

DEFINED TERMS

      "Base Salary" means an Associate's annual base salary.

      "CEO" means the Chief Executive Officer of the Company.

      Company" means Eddie Bauer Holdings, Inc. and its subsidiaries.

      "EBITDA" means earnings before interest taxes depreciation and amortization


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      "Incapacity" means an associate's inability to perform all of his or her duties by reason of illness, physical or mental disability, or other similar incapacity, which inability has continued or reasonably could be expected to continue for more than ninety (90) days. All determinations of Incapacity under the Plan shall be made in accordance with applicable federal and state law and shall be made by the Company.

      "Incentive Payout" means the amounts payable, if any, to a participant in accordance with this Plan.

      "Incentive Target" means the percent of eligible income subject to this Plan for a particular participant.

      "Involuntary Termination (Involuntarily Terminated)" means the termination of employment with the Company for reasons other than resignation, retirement or Misconduct.

      "Misconduct" means: (i) a violation of the work rules of the associate's employer or willful breach of standard business conduct by the associate or the associate's intentional or willful failure to perform the duties and responsibilities of the associate's position, (ii) the willful engaging by the associate in any act or omission that is injurious to the business, reputation, character or community standing of the Company or its affiliates, (iii) the engaging by the associate in dishonest, fraudulent or unethical conduct, including, but not limited to moral turpitude to the extent that, in the reasonable judgment of the CEO, the associate's reputation and credibility no longer conform to the standards expected of the Company's associates, (iv) the associate's admission, confession, plea bargain to or conviction in a court of law of any crime or offense involving misuse or misappropriation of money or other property, fraud or moral turpitude, or a felony, or (v) a violation of any statutory or common law duty to the Company, including, but not limited to, the duty of loyalty.

      "Net Sales" means sales less returns.

      "Plan Period" means January 1, 2006 through December 30, 2006.

      "Royalties" means funds collected from joint ventures and licensing agreements.


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